UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2007

BioCryst Pharmaceuticals, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-23186	62-1413174
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2190 Parkway Lake Drive, Birmingham, Alabama	35244
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 444-4600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jon P. Stonehouse as President

On July 12, 2007, the Board of Directors of the Company elected Jon P. Stonehouse to serve as the Company’s President, effective as of July 13, 2007. Mr. Stonehouse, 47, joined BioCryst in January 2007 as Chief Executive Officer and he was also appointed to the Board in January 2007. Prior to joining the Company, he served as Senior Vice President of Corporate Development for Merck KGaA since July 2002. His responsibilities included corporate mergers & acquisitions, global licensing and business development, corporate strategy and alliance management. In March of 2002, Mr. Stonehouse was appointed Vice President of Global Licensing and Business Development and Integration where he was responsible for the worldwide licensing and business development activities for the Ethical Pharmaceutical Division of Merck KGaA. Mr. Stonehouse joined EMD Pharmaceuticals, Inc. (the US Ethical Pharma division for Merck KGaA) in December 1999 as Vice President, Licensing and Business Development – Strategy & Integration and IT. Prior to joining Merck KGaA, he held a variety of roles at Astra Merck/AstraZeneca including: Customer Unit Director, Director, Marketing & Sales — IT, National Sales Manager, National Sales Director — Managed Healthcare, and Product Director – Omeprazole (the world’s most widely prescribed prescription drug-at that time). Mr. Stonehouse started his career in the pharmaceutical industry as a Sales Representative, National Sales Trainer and District Sales Manager for Merck & Co., Inc. Mr. Stonehouse earned his BS in Microbiology at the University of Minnesota.

J. Claude Bennett, M.D., previously the President and Chief Operating Officer will continue to serve as the Company’s Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 18, 2007

BioCryst Pharmaceuticals, Inc.

By: /s/ Michael A. Darwin
Michael A. Darwin
Chief Financial Officer and Chief Accounting Officer